Exhibit 99.1

Agreement of Joint Filing

        The undersigned hereby agree that a single Schedule 13D (and any amendment thereto) relating to the Common Stock of Metro One Telecommunications, Inc. shall be filed on behalf of each of the undersigned and that this Agreement shall be filed as an exhibit to such Schedule 13D.

Dated: March 7, 2005	/s/ Kenneth D. Peterson Jr. Kenneth D. Peterson Jr.

Columbia Ventures Corporation By: /s/ Kenneth D. Peterson Jr. Its: Sole Shareholder, Director and Chief Executive Officer